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              JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE
                     THREE MONTHS ENDED SEPTEMBER 30, 2009

Morristown, Tennessee -- (October 29, 2009) - Jefferson Bancshares, Inc. (Nasdaq: JFBI), the holding company for Jefferson Federal Bank, announced net earnings for the quarter ended September 30, 2009 of $484,000, or $0.08 per diluted share, compared to net earnings of $533,000, or $0.09 per diluted share, for the quarter ended September 30, 2008. The 2009 results reflect the Company's acquisition of State of Franklin Bancshares, Inc., the parent company of State of Franklin Bank, a Tennessee chartered savings bank headquartered in Johnson City, Tennessee, (collectively, "State of Franklin") on October 31, 2008.

      Anderson L. Smith, President and Chief Executive Officer commented, "Financial institutions continue to confront a challenging operating environment due to the struggling economy and historically low interest rates. Current economic conditions have impacted the performance of the Company's loan portfolio, as evidenced by higher charge-offs and an increased provision for loan losses compared to the prior year. However, our asset quality continues to compare favorably with industry peers. Non-performing assets to total assets were 1.42% at September 30, 2009, compared to 1.43% at June 30, 2009, and 0.36% at September 30, 2008. We are proactive in identifying the risk within our loan portfolio and in managing problem loans. On the deposit side, we continue to monitor our deposit mix and deposit pricing and have been successful in achieving growth in lower costing transaction accounts."

The net interest margin was 3.24% for the quarter ended September 30, 2009 compared to 3.95% for the same period in 2008. The yield on interest-earning assets declined 70 basis points to 5.47% for the quarter ended September 30, 2009 compared to 6.17% for the same period in 2008 due primarily to reductions in market interest rates. The yield on assets was impacted in the current quarter by loan payoffs as well as a higher balance of loans in nonaccrual status. The cost of interest-bearing liabilities declined 37 basis points to 2.43% for the quarter ended September 30, 2009 compared to 2.80% for the same period in 2008 primarily due to lower market interest rates.

At September 30, 2009, total assets were $654.5 million compared to $662.7 million at June 30, 2009. Investment securities increased $18.9 million, or 51.7%, to $55.4 million during the quarter ended September 30, 2009 due to purchases of government agency and U.S. Treasury securities. Net loans decreased $17.6 million to $480.5 million at September 30, 2009, compared to $498.1 million at June 30, 2009, due primarily to lower loan demand combined with both residential and commercial loan payoffs during the quarter.

Total deposits decreased $9.1 million to $473.1 million at September 30, 2009 compared to $482.2 million at June 30, 2009 due to the planned runoff of higher costing time deposits, which was partially offset by increases in money market, interest-bearing NOW and savings deposits. Time deposits decreased $23.1 million to $249.0 million at September 30, 2009 compared to June 30, 2009. The average cost of interest-bearing deposits was 2.15% for the quarter ended September 30,

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2009 compared to 2.59% for the corresponding period in 2008. Total Federal Home
Loan Bank advances were virtually unchanged at $90.2 million at September 30, 2009 compared to $90.3 million at June 30, 2009.

Total stockholders' equity increased $1.3 million to $80.8 million at September 30, 2009 compared to $79.5 million at June 30, 2009. Unrealized gains and losses, net of taxes, in the available-for-sale investment portfolio are reflected as an adjustment to stockholders' equity. At September 30, 2009, the adjustment to stockholders' equity was a net unrealized gain of $741,000 compared to a net unrealized gain of $150,000 at June 30, 2009. As of September 30, 2009 the Company had 6,706,489 common shares outstanding with a book value of $12.05 per common share. The Bank continues to be well-capitalized under regulatory requirements.

Nonperforming assets represented 1.42% of total assets at September 30, 2009, compared to 1.43% of total assets at June 30, 2009 and 0.36% of total assets at September 30, 2008. The level of nonperforming assets increased for the quarter ended September 30, 2009 compared to the same period in 2008 due to an increase in nonaccrual real estate loans and repossessed assets. Net charge-offs for the three months ended September 30, 2009 were $427,000, or 0.35% of average loans on an annualized basis, compared to $38,000, or 0.05% of average loans on an annualized basis, for the same period in 2008. The allowance for loan losses was $4.6 million, or 0.95% of total loans, at September 30, 2009 compared to $4.7 million, or 0.94% of total loans, at June 30, 2009 and $2.0 million, or 0.68% of total loans, at September 30, 2008. The provision for loan losses totaled $300,000 for the three months ended September 30, 2009, compared to $160,000 for the three months ended September 30, 2008. The increase in the provision for loan losses was primarily the result of the increase in nonaccrual real estate loans during the 2009 period and current economic conditions.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee. The Company's stock is listed on the NASDAQ Global Market under the symbol "JFBI." More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

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The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.


Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421 Jane P. Hutton, Chief Financial Officer 423-586-8421

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                           JEFFERSON BANCSHARES, INC.

                                                                       AT                 AT
                                                               SEPTEMBER 30, 2009    JUNE 30, 2009
                                                               ------------------    -------------
                                                                       (Dollars in thousands)
Financial Condition Data:
Total assets                                                        $654,512           $662,655
Loans receivable, net                                                480,500            498,107
Cash and cash equivalents, and interest-bearing deposits              37,310             44,108
Investment securities                                                 55,438             36,544
Deposits                                                             473,098            482,167
Total borrowings                                                      98,008             98,606
Stockholders' equity                                                  80,781           $ 79,505

                                                                 THREE MONTHS ENDED SEPTEMBER 30,
                                                                      2009               2008
                                                                 --------------    --------------
                                                         (Dollars in thousands, except per share data)
OPERATING DATA:
Interest income                                                     $  7,945           $  4,668
Interest expense                                                       3,250              1,681
Net interest income                                                    4,695              2,987
Provision for loan losses                                                300                160
Net interest income after provision for loan losses                    4,395              2,827
Noninterest income                                                       908                394
Noninterest expense                                                    4,611              2,339
Earnings before income taxes                                             692                882
Total income taxes                                                       208                349
Net earnings                                                        $    484           $    533

SHARE DATA:
Earnings per share, basic                                           $   0.08           $   0.09
Earnings per share, diluted                                         $   0.08           $   0.09
Book value per common share                                         $  12.05           $  11.82
Tangible book value                                                 $   8.37           $  11.82
Weighted average shares:
    Basic                                                          6,216,515          5,638,175
    Diluted                                                        6,216,515          5,638,175

                                                                  THREE MONTHS ENDED SEPTEMBER 30,
                                                                      2009               2008
                                                                  -------------     --------------
                                                                       (Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period                                    $  4,722           $  1,836
Provision for loan losses                                                300                160
Recoveries                                                                25                 11
Charge-offs                                                             (452)               (49)
                                                                  -------------     --------------
Net Charge-offs                                                         (427)               (38)
                                                                  -------------     --------------
Allowance at end of period                                          $  4,595           $  1,958
                                                                  =============     ==============
Net charge-offs to average outstanding loans during
  the period, annualized                                                0.35%              0.05%

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
                                                       AT                  AT                AT
                                                 SEPT. 30, 2009      JUNE 30, 2009     SEPT. 30, 2008
                                                 --------------      -------------     --------------
                                                                 (Dollars in thousands)
Nonperforming Assets:
Nonperforming loans                                 $6,955              $6,031            $  725
Real estate owned                                    2,318               3,328               474
Other nonperforming assets                              24                 106                 5
                                                 --------------      -------------     --------------
Total nonperforming assets                          $9,297              $9,465            $1,204
                                                 ==============      =============     ==============

                                                                  THREE MONTHS ENDED     YEAR ENDED
                                                                  SEPTEMBER 30, 2009    JUNE 30, 2009
                                                                  ------------------    -------------
PERFORMANCE RATIOS:
Return on average assets                                                 0.29%              0.48%
Return on average equity                                                 2.39%              3.40%
Interest rate spread                                                     3.05%              3.17%
Net interest margin                                                      3.24%              3.42%
Efficiency ratio                                                        82.40%             76.57%
Average interest-earning assets to average
  interest-bearing liabilities                                         108.63%            110.52%

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of total gross loans              0.95%              0.94%
Allowance for loan losses as a percent of nonperforming loans           66.07%             78.30%
Nonperforming loans as a percent of total loans                          1.43%              1.20%
Nonperforming assets as a percent of total assets                        1.42%              1.43%